Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 6621 8994

rthorp@traversthorpalberga.com

Gridsum Holding Inc.

Jade Palace Hotel Office Building,

8th Floor, 76 Zhichun Road,

Haidian District, Beijing 100086

People’s Republic of China

30 December 2016

Dear Sirs

Gridsum Holding Inc.

We have examined the Registration Statement on Form S-8 to be filed by Gridsum Holding Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of class B ordinary shares of the Registrant (the “Shares”) for issuance pursuant to the following plans (the “Plans”):

•	2014 Stock Option Plan

•	2016 Equity Incentive Plan

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the Plans and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorizing the issue.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ TRAVERS THORP ALBERGA

TRAVERS THORP ALBERGA

Tel:     +852  2801  6066             1205A The Centrium

Fax:    +852  2801  6767            60 Wyndham Street

www.traversthorpalberga.com  Central HONG KONG

Cayman Islands & British Virgin Islands Attorneys-at-Law

Resident  Hong Kong Partners: Richard Thorp, Everton

Robertson (England & Wales), Job Briggs (England & Wales),

Lucy Nicklas (New South Wales, Australia),  Julie Engwirda